Pioneer International Equity Fund
                                60 State Street
                          Boston, Massachusetts 02109
                                 (617) 742-7825





                                            May 15, 2002



VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, DC  20549

Re:  Pioneer International Equity Fund (the "Fund")
     Audited Financial Statements for 3/31/02 Fiscal Year End
     (File Nos. 333-09079 and 811-07733)

Ladies and Gentlemen:

        In accordance with the temporary final and final rules adopted on March 18, 2002 by the Securities and Exchange Commission, we advise you that during the course of the audit of the Fund's financial statements by Arthur Andersen LLP ("Andersen"), Andersen has made assurances to us required by the rules and has issued a report dated May 2, 2002 on those financial statements.

        In connection with the issuance of Andersen's audit report, Andersen has assured the Fund that the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation.

                                            PIONEER INTERNATIONAL EQUITY FUND



                                            /s/ Vincent Nave
                                            Vincent Nave
                                            Treasurer